EXHIBIT 23



                INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Ambac Assurance Corporation


We   consent  to  the  incorporation  by  reference  in  the
registration statement (File No. 33-50507) of Entergy Mississippi, Inc. (the "Registrant"), in the Prospectus Supplement of the Registrant (the "Prospectus Supplement"), and in the Form 8-K of the Registrant dated April 3, 1998, of our report dated January 29, 1998 on the consolidated financial statements of Ambac Assurance Corporation as of December 31, 1997and 1996, and for each of the years in the three year period ended December 31, 1997, which report appears in the Form 8-K of Ambac Financial Group, Inc., dated March 27, 1998 and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.



                              /s/  KPMG Peat Marwick



New York, New York
April 3, 1998